                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement
   O'Connell        Maureen                   (Month/Day/Year)         Barnes & Noble, Inc.                      Symbol = BKS
----------------------------------------
   (Last)           (First)     (Middle)         3/28/2000          5. Relationship of Reporting Persons   6. If Amendment,
                                                                        to Issuer (Check all applicable)      Date of Original
   c/o Barnes & Noble, Inc.               3.  I.R.S. Identification                                           (Month/Day/Year)
   122 Fifth Avenue                       Number of Reporing           __ Director       __ 10% Owner
---------------------------------------   Person, if an entity
                    (Street)              (voluntary)                  X  Officer (give  __ Other (specify 7. Individual or Joint/
   New York            NY       10011                                       title below)         below)       Group Filing (Check
---------------------------------------                                                                       Applicable Line)
   (City)           (State)     (Zip)                                     Chief Financial Officer          X  Form filed by One
                                                                                                              Reporting Person

                                                                                                           __ Form filed by More
                                                                                                              than One Reporting
                                                                                                              Person

                                       Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)

None




*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                      (Print or Type Responses)

                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Stock Option (Right          (2)       3/06/10     Common Stock    200,000        $16.75                D
 to Buy)(1)


Explanation of Responses:

(1)  Granted under Barnes & Noble, Inc. 1996 Incentive Plan in transaction exempt under Rule 16b-3.
(2)  One-fourth of these options become exercisable on March 7 of each of the years 2001 through 2004.


**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/ Maureen O'Connell         April 5, 2000
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ---------------------------    -------------
                                                                           **Signature of Reporting Person          Date

                                                                                Maureen O'Connell
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

                                                      (Print or Type Responses)                                               Page 2